                                                                     EXHIBIT 2.3

                                                                  EXECUTION COPY



                           EMPLOYEE BENEFITS AGREEMENT

                                     BETWEEN

                               F.N.B. CORPORATION

                                       AND

                   FIRST NATIONAL BANKSHARES OF FLORIDA, INC.





                           DATED AS OF JANUARY 1, 2004

                           EMPLOYEE BENEFITS AGREEMENT

                                TABLE OF CONTENTS
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ARTICLE I DEFINITIONS AND REFERENCES....................................................................1
    SECTION 1.1    Definitions..........................................................................1
    SECTION 1.2    References...........................................................................5

ARTICLE II GENERAL PRINCIPLES...........................................................................5
    SECTION 2.1    Assumption of Liabilities............................................................5
    SECTION 2.2    Termination of Participating Company Status..........................................6
    SECTION 2.3    Establishment or Assumption of the SpinCo Plans......................................6
    SECTION 2.4    Terms of Participation by Transferred Individuals....................................6

ARTICLE III DEFINED BENEFIT PLANS.......................................................................7
    SECTION 3.1    F.N.B. Corporation Retirement Income Plan............................................7

ARTICLE IV DEFINED CONTRIBUTION PLANS...................................................................7
    SECTION 4.1    Savings Plans........................................................................7

ARTICLE V HEALTH AND WELFARE PLANS......................................................................7
    SECTION 5.1    Assumption of Health and Welfare Plan Liabilities....................................7
    SECTION 5.2    Parent Short-Term Disability Arrangements............................................8
    SECTION 5.3    COBRA and HIPAA......................................................................8
    SECTION 5.4    Leave of Absence Programs............................................................9
    SECTION 5.5    Post-Distribution Transitional Arrangements..........................................9
    SECTION 5.6    Application of Article V to the SpinCo Group........................................10

ARTICLE VI EXECUTIVE COMPENSATION MATTERS..............................................................11
    SECTION 6.1    F.N.B. Restricted Stock and Incentive Bonus Plan....................................11
    SECTION 6.2    Stock Options.......................................................................12
    SECTION 6.3    Deferred Compensation Plans.........................................................12
    SECTION 6.4    Rabbi Trust.........................................................................13
    SECTION 6.5    Employment Agreements...............................................................13
    SECTION 6.6    Automobile Program..................................................................13
    SECTION 6.7    Director Benefits...................................................................13
    SECTION 6.8    Vacation Pay/Paid Time-Off..........................................................14
    SECTION 6.9    Split Dollar Life Insurance.........................................................14

ARTICLE VII GENERAL....................................................................................14
    SECTION 7.1    Sharing of Participant Information..................................................14
    SECTION 7.2    Restrictions on Extension of Option Exercise Periods, Amendment or
                   Modification of Option Terms and Conditions.........................................14
    SECTION 7.3    Reporting and Disclosure and Communications to Participants.........................15
    SECTION 7.4    Plan Audits.........................................................................15
    SECTION 7.5    Beneficiary Designations/Release of Information/Right of Reimbursement..............16
    SECTION 7.6    Requests for Internal Revenue Service Rulings and United States
                   Department of Labor Opinions........................................................16
    SECTION 7.7    Fiduciary and Related Matters.......................................................16
    SECTION 7.8    No Third-Party Beneficiaries; Non-Termination of Employment.........................16
    SECTION 7.9    Consent of Third Parties............................................................16
    SECTION 7.10   Effect if Distribution Does Not Occur...............................................17
    SECTION 7.11   Relationship of Parties.............................................................17
    SECTION 7.12   Affiliates..........................................................................17
    SECTION 7.13   Dispute Resolution..................................................................17
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    SECTION 7.14   Indemnification.....................................................................17
    SECTION 7.15   W-2 Matters.........................................................................17
    SECTION 7.16   Confidentiality.....................................................................18
    SECTION 7.17   Notices.............................................................................18
    SECTION 7.18   Interpretation......................................................................18
    SECTION 7.19   Severability........................................................................18
    SECTION 7.20   Governing Law/Execution.............................................................18
    SECTION 7.21   Amendments to Plans.................................................................18
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                                       ii
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                           EMPLOYEE BENEFITS AGREEMENT

        THIS EMPLOYEE BENEFITS AGREEMENT, dated as of the 1st day of January, 2004, is by and between F.N.B. Corporation, a Florida corporation ("Parent"), and First National Bankshares of Florida, Inc., a Florida corporation ("SpinCo").

        WHEREAS, Parent's Board of Directors has determined that it is in the best interests of Parent and its shareholders to separate Parent's existing businesses into two independent businesses; and

        WHEREAS, in furtherance of the foregoing, on August 12, 2003, SpinCo was formed and became a wholly owned subsidiary of Parent; and

        WHEREAS, Parent intends to accomplish the separation of SpinCo through a distribution of the stock of SpinCo to the shareholders of Parent that is intended to be tax free pursuant to section 355 of the Internal Revenue Code of 1986, as amended (the "Distribution"); and

        WHEREAS, Parent and SpinCo have entered into an Agreement and Plan of Distribution, dated as of December 30, 2003 (the "Distribution Agreement"), and several other agreements that will govern certain matters relating to the Distribution and the relationship of Parent and SpinCo and their respective Subsidiaries following the Distribution; and

        WHEREAS, pursuant to the Distribution Agreement, Parent and SpinCo have agreed to enter into this Agreement for the purpose of allocating assets, liabilities, and responsibilities with respect to certain employee compensation and benefit plans and programs between them.

        NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Distribution Agreement, the parties agree as follows:

                                   ARTICLE I
                           DEFINITIONS AND REFERENCES

                SECTION 1.1 Definitions. For purposes of this Agreement, capitalized terms used (other than the formal names of Parent Plans (as defined below)) and not otherwise defined shall have the respective meanings assigned to them below or as assigned to them in the Distribution Agreement (as defined above):

        (a) "Action" has meaning given that term in the Distribution Agreement.

        (b) "Agreement" means this Employee Benefits Agreement, including all the attached Appendices.

        (c) "ASO Contract" means an administrative services contract, related prior practice, or related understanding with a third-party administrator that pertains to any Parent Health and Welfare Plan or any SpinCo Health and Welfare Plan.

        (d) "Award" means a long-term or short-term award under an Incentive Plan or, as the context or facts may require, any other award under another incentive or special bonus, incentive, or award program or arrangement.

        (e) "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

        (f) "Conversion Formula" means the appropriate formula which shall be applied in adjusting the exercise price and award size of Options under the Parent Stock Incentive Plans and in determining the exercise price and number of SpinCo Options under the SpinCo Incentive Plans. The Conversion Formula shall be based on the closing per share prices of Parent Common Stock (with a due bill) and SpinCo Common Stock (on a when-issued basis) as reported on the New York Stock Exchange on the last trading day immediately preceding the Distribution Date or such other prices as jointly agreed upon by SpinCo and Parent, and shall be determined and applied in such a manner as to maintain (1) the aggregate spread of such Options, which is the difference between the exercise price per share of Parent Common Stock covered by the Option and the closing price per share of Parent Common Stock (with a due bill) immediately preceding the Distribution, multiplied by the total number of shares covered by the Option; and (2) the ratio of the exercise price per share covered by the Option to the closing price per share of Parent Common Stock (with a due bill) immediately preceding the Distribution.

        (g) "Deferred Compensation Plans," when immediately preceded by "Parent" means the F.N.B. Deferred Compensation Plan, the F.N.B. Corporation Basic Retirement Plan, the F.N.B. Corporation ERISA Excess Profit Sharing and Lost Match Plan, and the F.N.B. Corporation Directors' Compensation Plan. When immediately preceded by "SpinCo," "Deferred Compensation Plans" means the deferred compensation plans to be assumed, established or maintained by SpinCo pursuant to Section 2.3.

        (h) "Director" means any director of Parent immediately prior to the Distribution other than Gary L. Tice or Stephen J. Gurgovits.

        (i) "Distribution" has the meaning given that term under the Distribution Agreement.

        (j) "Distribution Agreement" is defined in the preamble of this Agreement.

        (k) "Distribution Date" has the meaning given that term under the Distribution Agreement.

        (l) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

        (m) "Governmental Authority" means any federal, state, local, foreign, or international court, government, department, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority, including the Department of Labor, the Securities and Exchange Commission, the Internal Revenue Service, and the Pension Benefit Guaranty Corporation.

        (n) "Group Insurance Policy" means a group insurance policy issued in connection with any Parent Health and Welfare Plan or any SpinCo Health and Welfare Plan, as applicable.

        (o) "Health and Welfare Plans," when immediately preceded by "Parent" means the health and welfare benefit plans, programs, and policies (including the Reimbursement Plans) which are sponsored by Parent. When immediately preceded by "SpinCo," "Health and Welfare Plans" means the benefit plans, programs, and policies (including the Reimbursement Plans) corresponding to those plans, programs, and policies which will be sponsored by a member of the SpinCo Group immediately after the Distribution Date.

        (p) "HMO" means a health maintenance organization that provides benefits under the Parent Health and Welfare Plans or the SpinCo Health and Welfare Plans, as applicable.

        (q) "HMO Agreements" means contracts, letter agreements, practices, and understandings with HMOs that provide medical, dental, prescription drug, or vision services under the Parent Health and Welfare Plans or the SpinCo Health and Welfare Plans, as applicable.

        (r) "Incentive Plan," when immediately preceded by "Parent" means any short-term or long-term compensation, bonus, stock-based or other incentive compensation programs established or maintained by the Parent Group. When immediately preceded by "SpinCo," "Incentive Plan" means any short-term or long-term compensation, stock-based bonus, or incentive compensation programs to be established or maintained by SpinCo pursuant to Section 2.3.

        (s) "Individual Agreement" means an individual contract or agreement (whether written or unwritten) entered into between a member of the Parent Group or a member of the SpinCo Group and any employee or individual who will be an employee of, or otherwise assigned to, the SpinCo Group immediately after the Distribution Date that establishes the right of such individual to special compensation or benefits, special bonuses, supplemental pension benefits, hiring bonuses, loans, guaranteed payments, special allowances, tax equalization payments, special expatriate compensation payments, disability benefits, or other forms of compensation and benefits.

        (t) "Liabilities" means any and all losses, claims, charges, debts, premiums, demands, actions, costs, and expenses (including any current or future benefit payments or other entitlements, and administrative and related costs and expenses of any Plan, program, service or consulting agreement, or arrangement), of any nature whatsoever, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not imposed or determined by a court, whenever arising.

        (u) "Material Feature" means any feature of a Plan that could reasonably be expected to be of material importance to the sponsoring employer or the participants and beneficiaries of the Plan, which could include, depending on the type and purpose of the particular Plan, the class or classes of employees eligible to participate in such Plan, the nature, type, form, source, and level of benefits provided by the employer under such Plan and the amount or level of contributions, if any, required or permitted to be made by participants (or their dependents or beneficiaries) to such Plan.

        (v) "Option" shall mean any stock option granted pursuant to a Parent Incentive Plan prior to the Distribution.

        (w) "Parent Common Stock" has the meaning given that term under the Distribution Agreement.

        (x) "Parent Group" has the meaning given that term under the Distribution Agreement.

        (y) "Participating Company" means any Person (other than an individual) that is participating in a Plan sponsored by a member of the Parent Group or a member of the SpinCo Group, as the context requires.

        (z) "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity, or any Governmental Authority.

        (aa) "Plan," when immediately preceded by "Parent" or "SpinCo," means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy, or other agreement or funding vehicle, whether written or unwritten, providing benefits to employees or former employees of the Parent Group or the SpinCo Group, as applicable.

================================================================================


        (bb) "Rabbi Trust," when immediately preceded by "Parent" means the Trust Agreement for the F.N.B. Corporation Directors' Compensation Plan. When immediately preceded by "SpinCo", "Rabbi Trust" means the grantor trust to be established by SpinCo pursuant to Section 6.4(a).

        (cc) "Reimbursement Plans," when immediately preceded by "Parent," means the health care flexible spending account plans and the dependent care flexible spending account plans, as applicable. When immediately preceded by "SpinCo," "Reimbursement Plans" means the health care flexible spending account plan and the dependent care flexible spending account plan to be established or maintained by SpinCo pursuant to Section 2.3 that corresponds to the corresponding Parent Reimbursement Plans.

        (dd) "Retiree" means any person who prior to the Distribution Date retires under a retirement plan or policy of Parent or its Subsidiaries.

        (ee) "Savings Plan," when immediately preceded by "Parent," means the F.N.B. Corporation Progress Savings 401(k) Plan that is sponsored by Parent and will continue to be sponsored by Parent following the Distribution Date. When immediately preceded by "SpinCo," "Savings Plan" means the F.N.B. Corporation Salary Savings Plan that will be sponsored by SpinCo for periods immediately after the Distribution Date.

        (ff) "SpinCo Business" has the meaning given that term under the Distribution Agreement.

        (gg) "SpinCo Common Stock" has the meaning given that term under the Distribution Agreement.

        (hh) "SpinCo Group" has the meaning given that term under the Distribution Agreement.

        (ii) "SpinCo Mirror Plan" means any SpinCo Plans to be established that will be substantially similar to a Parent Plan, as set forth on Appendix A hereto.

        (jj) "SpinCo Option" shall mean any stock option granted pursuant to a SpinCo Incentive Plan.

        (kk) "SpinCo Stand-Alone Plan" means any Plan maintained by Parent or an affiliate of Parent, that, no later than the Distribution Date, will be assumed, sponsored and maintained by SpinCo or a member of the SpinCo Group for the exclusive benefit of Transferred Individuals, including but not limited to the SpinCo Savings Plan, and those SpinCo Plans set forth and designated as Stand-Alone Plans on Appendix A hereto.

        (ll) "Subsidiary" has the meaning given that term under the Distribution Agreement.

        (mm) "Transferred Individual" means any individual who, as of the Distribution Date:

                (i) is actively employed by, or on a leave of absence (including those individuals receiving short-term disability benefits and those taking leave pursuant to the Family and Medical Leave Act of 1993, as amended) from, a member of the SpinCo Group (or is deemed to be so employed or on leave in accordance with an agreement between Parent and SpinCo); or

                (ii) is not actively employed by, nor on a leave of absence (including those individuals receiving short-term disability benefits and those taking leave pursuant to the Family and Medical Leave Act of 1993, as amended) from, Parent or a member of the Parent Group, or SpinCo or a member of the SpinCo Group, and:

                        a) whose most recent (through the Distribution Date)
                active employment with Parent or a past or present affiliate of Parent was with a member of the SpinCo Group or the SpinCo Business, or the predecessors of such business; or

                        b) who otherwise is identified pursuant to a methodology
                approved by Parent and SpinCo, which methodology shall be consistent with the intent of the parties that former employees of Parent or a past or present affiliate of Parent and such other individuals who performed services for Parent (including non-employees) will only be aligned with SpinCo if they provided services to the SpinCo Group or SpinCo Business;

                (iii) is employed by Parent as of the Distribution Date and is designated as a Transferred Individual on Appendix C; or

                (iv) is a Director of Parent prior to the Distribution Date but will become a director of SpinCo immediately after the Distribution Date.

                An alternate payee under a qualified domestic relations order (within the meaning of Code ss. 414(p) and ERISA ss. 206(d)), alternate recipient under a qualified medical child support order (within the meaning of ERISA ss. 609(a)), beneficiary, or covered dependent, in each case, of an employee or former employee described in (i), (ii) or (iii) above shall also be a Transferred Individual with respect to the interest of such alternate payee, alternate recipient, beneficiary, or covered dependent in that employee's or former employee's benefit under the applicable Plans. Such an alternate payee, alternate recipient, beneficiary, or covered dependent shall not otherwise be considered a Transferred Individual with respect to his or her own benefits under any applicable Plans, unless he or she is a Transferred Individual by virtue of either of subparagraphs (i), (ii) or (iii) above. In addition, Parent and SpinCo may agree to designate any other individuals, or group of individuals, as Transferred Individuals.

               Subject to the other provisions of this definition, an individual may be a Transferred Individual pursuant to this definition regardless of whether such individual is, as of the Distribution Date, alive, actively employed, on a temporary leave of absence from active employment, on layoff, terminated from employment, retired or on any other type of employment, post-employment, or independent contractor status relative to Parent or SpinCo or to a Parent or SpinCo Plan.

                Nothing contained in this Agreement shall permit, or be construed or interpreted to permit, any non-employee of Parent or SpinCo to participate, at any time, in any Plan of Parent or SpinCo.

                SECTION 1.2 References. Unless the context clearly indicates otherwise, reference to a particular Article, Section, subsection or paragraph means the Article, Section, subsection or paragraph so delineated in this Agreement.

                                   ARTICLE II
                               GENERAL PRINCIPLES

                SECTION 2.1 Assumption of Liabilities. Except for each Liability that is expressly retained in writing by Parent or excluded in writing by Parent from those being assumed by SpinCo and unless otherwise provided for elsewhere in this Agreement, SpinCo hereby assumes and agrees to pay, perform, fulfill, and discharge, in accordance with their respective terms and conditions, all of the following (regardless of when or where such Liabilities arose or arise or were or are incurred): (i) all Liabilities to or relating to Transferred Individuals, and their dependents and beneficiaries, under or with respect to employee compensation programs, Plans or policies to the extent relating to, arising out of or resulting from future, present, or former employment with SpinCo, a member of the SpinCo Group, Parent or a member of the Parent Group, (including Liabilities under Parent Plans and SpinCo Plans), (ii) all Liabilities under any Individual Agreements relating to Transferred Individuals, and (iii) all other Liabilities relating to, arising out of, or resulting from obligations, liabilities, and responsibilities expressly assumed or retained by a member of the SpinCo Group or a SpinCo Plan pursuant to this Agreement.

                SECTION 2.2 Termination of Participating Company Status. Unless otherwise provided in this Agreement, to the extent applicable, effective as of the Distribution Date, SpinCo and each member of the SpinCo Group shall cease to be a Participating Company in any of the Parent Plans remaining with Parent, and Parent and each member of the Parent Group shall cease to be a Participating Company in any Plan assumed by SpinCo or a member of the SpinCo Group.

                SECTION 2.3 Establishment or Assumption of the SpinCo Plans.

        (a) Assumption of SpinCo Stand-Alone Plans. Unless otherwise provided in this Agreement, effective no later than the Distribution Date, SpinCo or a member of the SpinCo Group shall assume or cause to be assumed, the SpinCo Stand-Alone Plans set forth on Appendix A to this Agreement for the benefit of Transferred Individuals and other current, future and former employees of the SpinCo Group. SpinCo and Parent shall take all action necessary to provide for such assumption of the SpinCo Stand-Alone Plans, including any necessary amendments, and the name of the Plans shall be changed as and where appropriate.

        (b) Establishment of SpinCo Mirror Plans. Unless otherwise provided in this Agreement, effective no later than the Distribution Date, SpinCo or a member of the SpinCo Group shall adopt or cause to be adopted, the SpinCo Mirror Plans for the benefit of Transferred Individuals and other current, future, and former employees of the SpinCo Group, all as set forth in Appendix A to this Agreement. The foregoing SpinCo Mirror Plans as in effect immediately after the Distribution Date shall be substantially identical in all Material Features to the corresponding Parent Plans as in effect as of the Distribution Date. Nothing in this Agreement shall prohibit SpinCo from choosing to enter into ASO Contracts, Group Insurance Policies, HMO Agreements, letters of understanding or other arrangements with new or different vendors with respect to the SpinCo Mirror Plans to be established pursuant to this Section 2.3.

                SECTION 2.4 Terms of Participation by Transferred Individuals. The SpinCo Plans shall be, with respect to Transferred Individuals, in all respects the successors in interest to, shall recognize all rights and entitlements as of the Distribution Date under, and shall not provide benefits that duplicate benefits provided by, the corresponding Parent Plans for such Transferred Individuals. Parent and SpinCo shall agree on methods and procedures, including amending the respective Plan documents, to prevent Transferred Individuals from receiving duplicative benefits from the Parent Plans and the SpinCo Plans. SpinCo shall not permit any SpinCo Plan to commence benefit payments to Transferred Individuals until it receives written notice from Parent regarding the date on which payments under the corresponding Parent Plan shall cease. To the extent permitted by applicable law, with respect to Transferred Individuals, each SpinCo Plan shall provide that all benefit or other elections, all designations of beneficiaries, all service, all compensation, and all other benefit-affecting determinations that, as of the Distribution Date, were recognized under the corresponding Parent Plan (for periods immediately before the Distribution Date) shall, as of immediately after the Distribution Date, receive full recognition, credit, and validity and be taken into account under such SpinCo Plan to the same extent as if such items originally occurred under such SpinCo Plan, except to the extent that duplication of benefits would result. The provisions of this Agreement for the transfer of assets, if any, from certain trusts relating to Parent Plans to the corresponding trusts relating to SpinCo Plans are based upon the understanding and agreement of the parties that each such SpinCo Plan will assume all Liabilities under the corresponding Parent Plan to or relating to Transferred Individuals, as provided for herein. If there are any legal or other authoritative reasons that any such Liabilities are not effectively assumed by the appropriate SpinCo Plan, then the amount of assets transferred to the trust relating to such SpinCo Plan from the trust relating to the corresponding Parent Plan shall be recomputed, ab initio, as set forth in this Agreement but taking into account the retention of any such Liabilities by such Parent Plan, and assets shall be transferred by the trust relating to such SpinCo Plan to the trust relating to such Parent Plan so as to place each such trust in the position it would have been in, had the initial asset transfer been made in accordance with such recomputed amount of transferred Liabilities and assets.

                                  ARTICLE III
                              DEFINED BENEFIT PLANS

                SECTION 3.1 F.N.B. Corporation Retirement Income Plan. All Transferred Individuals who are participants in the F.N.B. Corporation Retirement Income Plan shall be deemed "terminated vested participants" for purposes of this plan and shall be treated in accordance with the terms of the plan. No SpinCo Mirror Plan will be established for the F.N.B. Corporation Retirement Income Plan in connection with the Distribution.

                                   ARTICLE IV
                           DEFINED CONTRIBUTION PLANS

                SECTION 4.1 Savings Plans. Effective no later than the Distribution Date, SpinCo or a member of the SpinCo Group shall take all action necessary to assume and become the plan sponsor of the SpinCo Savings Plan and shall be responsible for all Liabilities relating to the SpinCo Savings Plan. The SpinCo Savings Plan shall recognize and maintain all contribution and investment elections made by Transferred Individuals under the SpinCo Savings Plan as such elections were last in effect during the period immediately prior to the Distribution Date and shall apply such elections under the SpinCo Savings Plan for the remainder of the period or periods for which such elections are by their terms applicable (subject in all cases to applicable election change rights of the Transferred Individuals). The Roger Bouchard Insurance, Inc. 401(k) Profit Sharing and Trust Plan, which is presently sponsored by Roger Bouchard Insurance, Inc. ("Bouchard"), shall continue to be sponsored by Bouchard for periods immediately after the Distribution Date. Bouchard, as a member of the SpinCo Group, shall be responsible for all Liabilities relating to the Roger Bouchard Insurance, Inc. 401(k) Profit Sharing and Trust Plan. Any employees of the Parent Group who are participants in the Roger Bouchard Insurance, Inc. 401(k) Profit Sharing and Trust Plan and are not Transferred Individuals shall be deemed terminated for purposes of this plan and shall be treated in accordance with the terms of such plan.

                                   ARTICLE V
                            HEALTH AND WELFARE PLANS

                SECTION 5.1 Assumption of Health and Welfare Plan Liabilities.

        (a) Assumption by SpinCo. Effective no later than the Distribution Date, SpinCo shall establish, or cause to be established, the SpinCo Health and Welfare Plans. Immediately after the Distribution Date, all Liabilities for or relating to Transferred Individuals under the Parent Health and Welfare Plans, shall cease to be Liabilities of Parent or the Parent Health and Welfare Plans and shall be assumed by SpinCo and the corresponding SpinCo Health and Welfare Plans. Thus, SpinCo and the SpinCo Health and Welfare Plans shall be responsible for all Liabilities that pertain to Transferred Individuals regardless of when incurred, including all reported claims that are unpaid, all incurred but not reported claims as of the Distribution Date, and all claims incurred after the Distribution Date that pertain to Transferred Individuals under the Parent Health and Welfare Plans and the SpinCo Health and Welfare Plans. SpinCo shall be required to make all payments due or payable to Transferred Individuals under the appropriate SpinCo Health and Welfare Plans for the period beginning immediately after the Distribution

Date, including all reported claims that are unpaid and all incurred but not reported claims as of the Distribution Date. To the extent permitted by the applicable Plans, all treatments which have been pre-certified for or are being provided on an on-going basis to a Transferred Individual under the Parent Health and Welfare Plans as of the Distribution Date shall continue to be provided without interruption under the appropriate SpinCo Health and Welfare Plan until such treatment is concluded or discontinued pursuant to applicable plan rules and limitations, and SpinCo and the SpinCo Health and Welfare Plans shall be responsible for all Liabilities relating to, arising out of, or resulting from such pre-certified or on-going treatments as of the Distribution Date. Notwithstanding the preceding provisions of this Section 5.1, neither SpinCo nor a SpinCo Health and Welfare Plan shall assume any Liability with respect to: (i) a claim incurred on or prior to the Distribution Date for which Parent or a Parent Health and Welfare Plan has insurance coverage, or (ii) any benefit claim for which Parent is responsible under Section 5.3.

        (b) Certain Audit Procedures with Respect to Health and Welfare Plans. At periodic intervals beginning immediately after the Distribution Date, Parent and SpinCo shall examine their respective payments and receipts for health and welfare coverages to ascertain whether Parent has mistakenly made or received payments for coverages with respect to Transferred Individuals and whether SpinCo has mistakenly made or received payments for coverages with respect to participants and beneficiaries in the Parent Health and Welfare Plans (other than Transferred Individuals). If any such mistaken payments have been made or received by Parent or SpinCo, such mistaken payments and receipts shall first be netted against each other by Parent and SpinCo and thereafter such net payments or net receipts shall be further netted against the other party's net payments or net receipts. The party with the remaining amount of mistaken payments shall transfer such amount in cash to the other party at such time or times as agreed upon by Parent and SpinCo, but not less than semi-annually. Furthermore, at periodic intervals beginning immediately after the Distribution Date, Parent and SpinCo shall examine the payment of benefits and claims, and reimbursements for expenses, by their respective Health and Welfare Plans to ascertain whether any Parent Health and Welfare Plan has mistakenly paid claims or benefits, or reimbursed expenses, with respect to Transferred Individuals and whether any SpinCo Health and Welfare Plan has mistakenly paid claims or benefits, or reimbursed expenses, with respect to participants and beneficiaries in the Parent Health and Welfare Plans (other than Transferred Individuals). If any such mistaken payments or reimbursements have been made by any Parent or SpinCo Health and Welfare Plan, such mistaken payments and reimbursements shall be netted against the other corresponding Health and Welfare Plan's mistaken payments and reimbursements. The Health and Welfare Plan with the remaining amount of mistaken payments and reimbursements shall transfer such amount in cash to the other party's corresponding Health and Welfare Plan at such time or times as agreed upon by Parent and SpinCo, but not less than semi-annually.

                SECTION 5.2 Parent Short-Term Disability Arrangements. Any final determinations made by Parent with respect to short-term disability claims by Transferred Individuals prior to the Distribution Date shall be final and binding. Parent shall transfer to SpinCo, effective immediately after the Distribution Date, and SpinCo shall assume responsibility for (i) administering all short-term disability claims incurred by Transferred Individuals before the Distribution Date that are administered by Parent as of the Distribution Date, and (ii) all Liabilities under any Parent short-term disability arrangements to Transferred Individuals as of the Distribution Date, in the same manner, and using the same methods and procedures, as Parent used in determining and paying such claims. Effective immediately after the Distribution Date, SpinCo shall have sole discretionary authority to make any necessary determinations with respect to such claims, including entering into settlements with respect to such claims, and shall be solely responsible for any costs, Liabilities or related expenses of any nature whatsoever related to such claims, payments or obligations.

                SECTION 5.3 COBRA and HIPAA. Effectively immediately after the Distribution Date, SpinCo or a member of the SpinCo Group shall be responsible for administering compliance and providing coverage in accordance with the health care continuation coverage requirements for "group health plans" under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and the portability requirements (including the requirements for issuance of certificates of creditable coverage) under the Health Insurance Portability and Accountability Act of 1996 with respect to all Transferred Individuals and other employees and former employees of SpinCo or a member of the SpinCo Group and any beneficiaries and dependents thereof who experience a COBRA qualifying event or loss of coverage under the SpinCo Health and Welfare Plans after the Distribution Date. Effective immediately after the Distribution Date, SpinCo or a member of the SpinCo Group shall be responsible for filing all necessary employee change notices with respect to these persons identified in the previous sentence in accordance with applicable law.

                SECTION 5.4 Leave of Absence Programs. Effective immediately after the Distribution Date, SpinCo shall, or shall cause a member of the SpinCo Group to, assume sole responsibility for the administration and compliance of all leaves of absences and related programs (including compliance with the Family and Medical Leave Act of 1993, as amended) affecting Transferred Individuals.

                SECTION 5.5 Post-Distribution Transitional Arrangements.

        (a)     Continuance of Elections, Co-Payments, and Maximum Benefits.

                To the extent permitted by the applicable Health and Welfare Plan and applicable law:

                (i) SpinCo shall cause the SpinCo Health and Welfare Plans to recognize and maintain all coverage and contribution elections made by Transferred Individuals under the Parent Health and Welfare Plans, as such elections were last in effect during the period immediately prior to the Distribution Date, and shall apply such elections under the SpinCo Health and Welfare Plans for the remainder of the period or periods for which such elections are by their terms applicable (subject to applicable election change rights). Parent shall cause the claims administrator for the Parent Health and Welfare Plans to transfer to the claims administrator for the SpinCo Health and Welfare Plans all data necessary to maintain such coverage and elections.

                (ii) SpinCo shall cause the SpinCo Health and Welfare Plans to recognize and give credit for (A) all amounts applied to deductibles, out-of-pocket maximums, and other applicable benefit coverage limits with respect to such expenses which have been incurred by Transferred Individuals under the Parent Health and Welfare Plans for the remainder of the benefit limit year in which the Distribution occurs, and (B) all benefits paid to Transferred Individuals under the Parent Health and Welfare Plans, during and prior to the benefit limit year in which the Distribution occurs, for purposes of determining when such persons have reached their maximum benefits under the SpinCo Health and Welfare Plans.

                (iii) SpinCo shall recognize and cover under the SpinCo Health and Welfare Plans all eligible employee groups covered by the Parent Health and Welfare Plans (pertaining to Transferred Individuals) as of the Distribution Date (determined under the applicable Plan documents).

                (iv) SpinCo shall (A) provide coverage to Transferred Individuals under the SpinCo Health and Welfare Plans without the need to undergo a physical examination or otherwise provide evidence of insurability, and (B) recognize and maintain all irrevocable assignments, elections and beneficiary designations made by Transferred Individuals in connection with their life insurance coverage under the Parent Health and Welfare Plans and any predecessor plans.

        (b) Parent Reimbursement Plans. To the extent any Transferred Individual contributed to an account under the Parent Reimbursement Plans during the calendar year that includes the Distribution Date, effective immediately after the Distribution Date, SpinCo shall recognize any such Transferred Individual's account balance, determined as of the Distribution Date, and SpinCo shall thereafter be solely responsible for making any and all payments relative to such account balance of the Transferred Individual for all claims during such calendar year under the applicable SpinCo Reimbursement Plan. All elections by Transferred Individuals in effect immediately prior to the Distribution Date shall continue and be recognized by SpinCo, and the Distribution alone shall not be considered an event that gives any participant the right to change any prior election. As soon as practicable after the Distribution Date, Parent shall calculate as of the Distribution Date the aggregate net balance in the accounts of Transferred Individuals under the Parent Reimbursement Plans, expressed relative to the contributions received from such Transferred Individuals. If the contributions received from a Transferred Individual exceed the reimbursements made to or on behalf of such Transferred Individual, the Transferred Individual shall be deemed to have a positive account balance. In turn, if the contributions received from a Transferred Individual are less than the reimbursements made to or on behalf of such Transferred Individual, the Transferred Individual shall be deemed to have a negative account balance. If the aggregate net balance in the accounts of all such Transferred Participants is a positive number, then Parent shall pay this amount in cash to SpinCo as soon as practicable after the Distribution Date, and if the aggregate net balance in the accounts of all such Transferred Participants is a negative number, then SpinCo shall pay this amount in cash to Parent as soon as practicable after the Distribution Date.

                SECTION 5.6 Application of Article V to the SpinCo Group. Any reference in this Article V to "SpinCo" shall include a reference to another member of the SpinCo Group when and to the extent SpinCo has caused the other member of the SpinCo Group to (a) become a party to an ASO Contract, Group Insurance Policy, HMO Agreement, letter of understanding or arrangement associated with a SpinCo Health and Welfare Plan, (b) become a self-insured entity for the purposes of one or more SpinCo Health and Welfare Plans, (c) assume all or a portion of the Liabilities or the administrative responsibilities with respect to benefits which arose before the Distribution Date under any Parent Health and Welfare Plan and which were expressly assumed by SpinCo pursuant to this Agreement, or (d) take any other action, extend any coverage, assume any other Liability or fulfill any other responsibility that SpinCo would otherwise be required to take under the terms of this Article V, unless it is clear from the context that the particular reference is not intended to include another member of the SpinCo Group. In all such instances in which a reference in this Article V to "SpinCo" includes a reference to another member of the SpinCo Group, SpinCo shall be responsible to Parent for ensuring that the other member of the SpinCo Group complies with the applicable terms of this Agreement and that the Transferred Individuals employed by such member of the SpinCo Group shall have the same rights and entitlements to benefits under the applicable SpinCo Health and Welfare Plans that the Transferred Individual would have had, if he or she had instead been employed by SpinCo.

                                   ARTICLE VI
                         EXECUTIVE COMPENSATION MATTERS

                SECTION 6.1 F.N.B. Restricted Stock and Incentive Bonus Plan.

        (a) Annual Incentive Awards. For the performance period ended December 31, 2003, Parent shall pay to participants (excluding Transferred Individuals) any amounts earned under the Parent Restricted Stock and Incentive Bonus Plan at the time and in the manner provided under the terms of such plan and SpinCo shall pay to participants who are also Transferred Individuals any amounts earned under the Parent Restricted Stock and Incentive Bonus Plan at the time and in the manner provided under the terms of such plan.

        (b) Restricted Stock Awards.

                (i) Each Award that consists of unvested restricted shares of Parent Common Stock that is outstanding as of the Distribution Date and is held by a Transferred Individual shall be converted, effective immediately after the Distribution Date, into a new Award under a SpinCo Incentive Plan consisting of such number of unvested restricted shares of SpinCo Common Stock with a value equal to the economic value of the unvested restricted shares of Parent Common Stock constituting such Award as of the last trading day immediately preceding the Distribution Date. The number of unvested restricted shares of SpinCo Common Stock shall be determined by dividing the "economic value" of the Parent Common Stock subject to such Award by the closing price per share of SpinCo Common Stock as reported on the New York Stock Exchange (on a when-issued basis) on the last trading day immediately preceding the Distribution Date, rounded down to the nearest whole share. Each such converted Award shall otherwise have the same terms and conditions as were applicable to the corresponding Parent Award as of the Distribution Date, except that references to Parent shall be amended to refer to SpinCo and dividend equivalent payments, if any, shall be payable after the Distribution Date with reference to dividends on SpinCo Common Stock.

                (ii) Each Award that consists of unvested restricted shares of Parent Common Stock that is outstanding as of the Distribution Date and is held by a Person other than a Transferred Individual shall be adjusted, effective immediately after the Distribution Date, such that the number of unvested shares of Parent Common Stock subject to such Award immediately after the Distribution Date shall have a value equal to the economic value of the unvested restricted shares of Parent Common Stock constituting such Award as of the last trading day immediately preceding the Distribution Date. The number of unvested restricted shares of Parent Common Stock subject to the adjusted Award shall be determined by dividing (x) the economic value of the Parent Common Stock subject to such Award immediately preceding the Distribution Date by (y) the difference between the closing price per share of Parent Common Stock (with a due bill) and the closing price per share of SpinCo Common Stock (on a when-issued basis) as reported on the New York Stock Exchange on the last trading day immediately preceding the Distribution Date, rounded down to the nearest whole share. For purposes of this
        Section 6.1(b), the "economic value" of the Parent Common Stock subject to such Award shall be determined by multiplying the number of unvested restricted shares of Parent Common Stock subject to such Award by the closing price per share of Parent Common Stock (with a due bill) on the last trading day immediately preceding the Distribution Date as reported by the New York Stock Exchange.

                (iii) Each vested share of Parent Common Stock subject to an Award shall be entitled to receive a share of SpinCo Common Stock in the same manner as every other outstanding share of Parent Common Stock on the Distribution Date.

                SECTION 6.2 Stock Options.

        (a) Options Held by Transferred Individuals. Each Option that is outstanding as of the Distribution Date and is held by a Transferred Individual, other than a Director or Retiree (which shall be treated as provided in Section 6.2(c) below), shall be replaced immediately after the Distribution Date, with a SpinCo Option under a SpinCo Incentive Plan. The number of Shares of SpinCo Common Stock subject to each SpinCo Option and the exercise price of each such SpinCo Option shall be determined by application of the Conversion Formula to the corresponding Option held by a Transferred Individual, other than a Director or Retiree (except as provided in Section 6.2(c) below). Each such SpinCo Option shall otherwise have the same terms and conditions as were applicable to the corresponding Option as of the Distribution Date, except that references to Parent and the Parent Group shall be amended to refer to SpinCo and the SpinCo Group. SpinCo shall be the obligor with respect to such SpinCo Options and shall be solely responsible for all stock option grants and payments under the SpinCo Incentive Plans, with respect to, but not limited to, recordkeeping, administrative costs and fees, payroll taxes, plan maintenance, option exercise and related tax filings. SpinCo shall, as soon as practicable after the Distribution Date, provide Transferred Individuals, and Directors and Retirees who receive SpinCo Options pursuant to Section 6.2(c), an agreement or notice relating to such Person's options under the SpinCo Incentive Plans.

        (b) Options Held by Persons other than Transferred Individuals. Each Option that is outstanding as of the Distribution Date and is held by a Person other than (i) a Transferred Individual or (ii) a Director or Retiree (which shall be treated as provided in Section 6.2(c) below), shall be adjusted by application of the Conversion Formula to such Option. Each such Option shall otherwise have the same terms and conditions as were applicable to the such Option as of the Distribution Date. Parent shall, as soon as practicable after the Distribution Date, provide to such Persons whose Options are adjusted pursuant to this Section 6.2(b), an agreement or notice relating to the adjustment to such Person's Options.

        (c) Options held by Directors or Retirees. Each Option that is outstanding as of the Distribution Date and is held by a Director or Retiree shall be treated as follows:

                (i) fifty percent (50%) of the number of shares of Parent Common Stock subject to each such Option, rounded down to the nearest whole share, shall be converted to SpinCo Options in accordance with Section 6.2(a) as if such Director or Retiree was a Transferred Individual with respect to that portion of such Director's or Retiree's Option; and

                (ii) fifty percent (50%) of the number of shares of Parent Common Stock subject to each such Option, rounded down to the nearest whole share, shall be adjusted in accordance with Section 6.2(b) as if such Director or Retiree was not a Transferred Individual with respect to that portion of such Director's or Retiree's Option.

                SECTION 6.3 Deferred Compensation Plans.

        (a) Establishment of SpinCo Deferred Compensation Plans. Effective no later than the Distribution Date, SpinCo shall take all action necessary to establish the SpinCo Deferred Compensation Plans that are SpinCo Mirror Plans. Parent and SpinCo shall take all action necessary, including any necessary amendments to such plans, to cause the amounts credited to the accounts of Transferred Individuals under the Parent Deferred Compensation Plans to be transferred to the applicable SpinCo Deferred Compensation Plans.

         The Transferred Individuals' termination of employment with the Parent Group as a result of the Distribution shall not constitute a termination of employment for purposes of the Parent or SpinCo Deferred Compensation Plans. All elections by the Transferred Individuals that were controlling under the terms of the applicable Parent Deferred Compensation Plan prior to the Distribution shall continue under the applicable SpinCo Deferred Compensation Plan until changed under the terms of such Plan. All investment choices of Transferred Individuals under the Parent or SpinCo Deferred Compensation Plans shall also be continued in effect; provided, however, that any portion of a Transferred Individual's account balance that is deemed to be invested in phantom shares of Parent Common Stock shall be converted into deemed investments in phantom shares of SpinCo Common Stock in a manner similar to the conversion of unvested shares of restricted stock as provided in Section 6.1(b)(i) hereof. With respect to participants in the Parent Deferred Compensation Plans who are not Transferred Individuals, any portion of such participant's account balance that is deemed to be invested in phantom shares of Parent Common Stock shall continue to be deemed invested in phantom shares of Parent Common Stock and shall be adjusted in a manner similar to the adjustment of shares of unvested restricted stock as provided in Section 6.1(b)(ii) hereof. Nothing herein shall restrict Parent's or SpinCo's rights to amend or terminate their respective Plans in the future.

        (b) Transfer of Corporate-Owned Life Insurance. The corporate-owned life insurance policies which are jointly owned by Parent and a member of the SpinCo Group on the Distribution Date that have been held by Parent or its affiliates to help fund its obligations under Parent's various employee benefit Plans will continue after the Distribution Date to be governed by the management plan (the "Management Plan") by and among Parent, First National Bank of Pennsylvania and First National Bank of Florida. Any changes to the Management Plan after the Distribution Date, including, but not limited to, changes regarding policy contracts, distribution of reports, selection and allocation of investment divisions, policy surrender, policy value withdrawals, policy loans, or the transfer to SpinCo or its affiliates of any such corporate-owned life insurance policies, shall require the written consent of all parties to the Management Plan, which consent shall not be unreasonably withheld.

                SECTION 6.4 Rabbi Trust. Effective no later than the Distribution Date, SpinCo shall establish, or cause to be established, the SpinCo Rabbi Trust as a grantor trust subject to Code Sections 671 et seq., which shall be substantially similar in all Material Features to the Parent Rabbi Trust and shall hold those shares of SpinCo Common Stock to be issued in the Distribution with respect to shares of Parent Common Stock held in the Parent Rabbi Trust. SpinCo shall appoint First National Wealth Management Company as trustee under the SpinCo Rabbi Trust.

                SECTION 6.5 Employment Agreements. On or before the Distribution Date, Parent shall assign and SpinCo shall assume the employment agreements with the Transferred Individuals listed in Appendix B. Except as set forth in the assignment agreements with respect to each individual employment agreement, SpinCo shall be solely responsibly for all Liabilities related to the SpinCo employment agreements with the Transferred Individuals.

                SECTION 6.6 Automobile Program. As of the Distribution Date, SpinCo shall assume all of Parent's Liabilities and obligations with respect to the motor vehicles leased by Parent for Transferred Individuals pursuant to lease agreements under any Parent executive automobile program.

                SECTION 6.7 Director Benefits.

        (a) F.N.B. Corporation Directors' Compensation Plan. Effective not later than the Distribution Date, SpinCo shall establish a SpinCo Directors' Compensation Plan that, except as necessary to give effect to the provisions of this Section 6.7(a), is substantially identical in all Material Features to the F.N.B. Corporation Directors' Compensation Plan. In connection with the Distribution, Parent shall either (i) cause the trustee of the Parent Rabbi Trust to transfer the shares of SpinCo Common Stock which relate to shares of Parent Common Stock previously deferred by participants in the F.N.B. Directors' Compensation Plan to the SpinCo Rabbi Trust as set forth in Section 6.4, or (ii) cause such shares of SpinCo Common Stock to be distributed directly to such SpinCo Rabbi Trust in the

Distribution. SpinCo shall assume and be solely responsible for (x) all Liabilities under the F.N.B. Corporation Directors' Compensation Plan relating to the deferred payment of cash compensation to individuals who are Transferred Individuals and (y) all Liabilities under the F.N.B. Corporation Directors' Compensation Plan relating to the deferred payment of shares of SpinCo Common Stock to participants in the F.N.B. Corporation Directors' Compensation Plan (including those individuals who are not Transferred Individuals), but in the case of clause (y), only to the extent attributable to the SpinCo Common Stock distributed by Parent in the Distribution with respect to the Parent Common Stock held in the Parent Rabbi Trust. Parent shall retain all Liabilities under the F.N.B. Corporation Directors' Compensation Plan relating to the deferred payment of shares of Parent Common Stock to participants in the F.N.B. Corporation Directors' Compensation Plan (including those individuals who are Transferred Individuals).

        (b) Directors' Stock Option Plan. Effective not later than the Distribution Date, SpinCo shall establish the SpinCo Directors' Stock Option Plan that is substantially identical in all Material Features to the F.N.B. Corporation 1998 Directors' Stock Option Plan. All outstanding options held by Directors of Parent, including those Directors who will become directors of SpinCo, shall be treated as provided in Section 6.2(c).

                SECTION 6.8 Vacation Pay/Paid Time-Off. As of the Distribution Date, the SpinCo Group shall recognize all of the Transferred Individuals' accrued and unused vacation benefits consistent with the terms of the vacation policies of Parent applicable to the Transferred Individuals as is in effect on the Distribution Date and shall assume or retain liability for all unpaid vacation pay, sick pay, and personal leave accrued by Transferred Individuals as of the Distribution Date.

                SECTION 6.9 Split Dollar Life Insurance. On or before the Distribution Date, Parent shall take all action necessary to implement the proposals approved by Parent's Compensation Committee at a meeting of such committee held on December 15, 2003 with respect to all split-dollar life insurance arrangements or policies entered into between employees of Parent and SpinCo, on the one hand, and Parent, on the other hand.

                                  ARTICLE VII
                                     GENERAL

                SECTION 7.1 Sharing of Participant Information. Subject to applicable laws on confidentiality, Parent and SpinCo shall share, Parent shall cause each applicable member of the Parent Group to share, and SpinCo shall cause each applicable member of the SpinCo Group to share, with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Parent Plans and the SpinCo Plans with respect to periods ending on or before the Distribution Date. Parent and SpinCo and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration. Until the Distribution Date, all participant information shall be provided in the manner and medium applicable to Participating Companies in the Parent Plans generally, and thereafter until December 31, 2004, all participant information shall be provided in a manner and medium that is compatible with the data processing systems of Parent as in effect on the Distribution Date, unless otherwise agreed to by Parent and SpinCo.

                SECTION 7.2 Restrictions on Extension of Option Exercise Periods, Amendment or Modification of Option Terms and Conditions. SpinCo agrees that, without the prior written consent of Parent, neither SpinCo nor any of its affiliates or Subsidiaries shall take any action to extend the exercise period of or to provide for additional vesting with respect to any SpinCo options which were issued pursuant to Section 6.2 in replacement of Parent options for Transferred Individuals, including providing such Transferred Individuals with leaves of absences or special termination or severance arrangements.

                SECTION 7.3 Reporting and Disclosure and Communications to Participants. SpinCo shall assist, and SpinCo shall cause each other applicable member of the SpinCo Group to assist, Parent in complying with all reporting and disclosure requirements of ERISA for plan years ending on or before December 31, 2003, including the preparation of Form 5500 annual reports for the Parent Plans, where applicable.

                SECTION 7.4 Plan Audits.

        (a) Audit Rights with Respect to Information Provided.

                (i) Subject to Section 7.4(a)(ii), each of Parent and SpinCo, and their duly authorized representatives, shall have the right to conduct audits at any time upon reasonable prior notice, at their own expense, with respect to all information provided to it or to any Plan recordkeeper or third-party administrator by the other party with respect to all periods ending on or before the Distribution Date. Subject to Section 7.4(a)(ii), the party conducting the audit shall have the sole discretion to determine the procedures and guidelines for conducting audits and the selection of audit representatives. The auditing party shall have the right to make copies of any records at its expense, subject to the confidentiality provisions set forth in the Distribution Agreement, which are incorporated by reference herein. The party being audited shall provide the auditing party's representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within five business days after receiving such draft.

                (ii) The auditing party's audit rights under this Section 7.4(a) shall include the right to audit, or participate in an audit facilitated by the party being audited, of any Subsidiaries and affiliates of the party being audited and of any benefit providers and third parties with whom the party being audited has a relationship, or agents of such party, to the extent any such persons are affected by or addressed in this Agreement (collectively, the "Non-parties"). The party being audited shall, upon written request from the auditing party, provide an individual (at the auditing party's expense) to supervise any audit of any Non-party. The auditing party shall be responsible for supplying, at its expense, additional personnel sufficient to complete the audit in a reasonably timely manner.

        (b) Audits Regarding Vendor Contracts. From immediately after the Distribution Date through December 31, 2004, Parent and SpinCo and their duly authorized representatives shall have the right to conduct joint audits with respect to any vendor contracts that relate to both the Parent Health and Welfare Plans and the SpinCo Health and Welfare Plans. The scope of such audits shall encompass the review of all correspondence, account records, claim forms, canceled drafts (unless retained by the bank), provider bills, medical records submitted with claims, billing corrections, vendor's internal corrections of previous errors and any other documents or instruments relating to the services performed by the vendor under the applicable vendor contracts. Parent and SpinCo shall agree on the performance standards, audit methodology, auditing policy and quality measures and reporting requirements relating to the audits described in this Section 7.4(b) and the manner in which costs incurred in connection with such audits will be shared. In the event that the parties cannot agree on the matters described in this Section 7.4(b), such matters shall be subject to the dispute resolution process set forth in Section 7.13 of this Agreement.

        (c) Audit Assistance. To the extent that either Parent or SpinCo is required to respond to any Governmental Authority, vendor or recordkeeper audit, or otherwise conducts an audit with respect to any provision or obligation of the other party under this Agreement, Parent or SpinCo, whichever is applicable, shall be required to fully cooperate with the audit, including providing such records and data as may be necessary to respond to any document or data request that may arise by reason of such audit. The party being audited shall provide the auditing party's representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. To the extent the results of an audit result in any correction to the Liabilities involving any Transferred Individuals, Parent shall be solely responsible for all such costs and expenses associated with such Liabilities and any related corrections.

                SECTION 7.5 Beneficiary Designations/Release of Information/Right of Reimbursement. All beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to Transferred Individuals under Parent Plans shall be transferred to and be in full force and effect under the corresponding SpinCo Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Transferred Individual.

                SECTION 7.6 Requests for Internal Revenue Service Rulings and United States Department of Labor Opinions. SpinCo shall cooperate fully with Parent on any issue relating to the transactions contemplated by this Agreement for which Parent elects to seek a determination letter or private letter ruling from the Internal Revenue Service or an advisory opinion from the United States Department of Labor. Parent shall cooperate fully with SpinCo with respect to any request for a determination letter or private letter ruling from the Internal Revenue Service or advisory opinion from the United States Department of Labor with respect to any of the SpinCo Plans relating to the transactions contemplated by this Agreement. Any reasonable expenses incurred by the cooperating party shall be borne by the party which is seeking cooperation.

                SECTION 7.7 Fiduciary and Related Matters. The parties acknowledge that Parent will not be a fiduciary with respect to the SpinCo Plans and that SpinCo will not be a fiduciary with respect to the Parent Plans. The parties also acknowledge that neither party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate any applicable fiduciary duties or standards of conduct under ERISA or other applicable law. Notwithstanding any other provision in this Agreement, the parties may take such actions as necessary or appropriate to effectuate the terms and provisions of this Agreement.

                SECTION 7.8 No Third-Party Beneficiaries; Non-Termination of Employment. This Agreement is not intended and shall not be construed as to confer upon any Person other than the parties hereto any rights or remedies hereunder. No provision of this Agreement or the Distribution Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Transferred Individual or other future, present, or former employee of the Parent Group or the SpinCo Group under any Parent Plan or SpinCo Plan or otherwise. Without limiting the generality of the foregoing, except as expressly provided in this Agreement: (i) neither the Distribution nor the termination of the Participating Company status of a member of the SpinCo Group shall cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the Parent Plans, any of the SpinCo Plans, or any of the Individual Agreements; and (ii) nothing in this Agreement other than those provisions specifically set forth herein to the contrary shall preclude Parent or SpinCo, at any time after the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any SpinCo Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any SpinCo Plan.

                SECTION 7.9 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, Parent and

SpinCo shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Parent and SpinCo shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase "reasonable best efforts" as used in this Agreement shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

                SECTION 7.10 Effect if Distribution Does Not Occur. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur before or effective as of the Distribution Date, immediately after the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by SpinCo and Parent.

                SECTION 7.11 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

                SECTION 7.12 Affiliates. Each of Parent and SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by members of the Parent Group or members of the SpinCo Group, respectively, where relevant.

                SECTION 7.13 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled pursuant to the dispute resolution provisions described in the Distribution Agreement.

                SECTION 7.14 Indemnification. All Liabilities retained or assumed or allocated to Parent or any member of the Parent Group pursuant to this Agreement will be deemed to be Parent Liabilities (as defined in the Distribution Agreement) and all Liabilities retained or assumed by or allocated to SpinCo or any member of the SpinCo Group pursuant to this Agreement will be deemed to be SpinCo Liabilities (as defined in the Distribution Agreement), and, in each case, will be subject to the indemnification provisions set forth in the Distribution Agreement.

                SECTION 7.15 W-2 Matters. Pursuant to the alternative procedure set forth in Internal Revenue Service Rev. Proc. 96-60, SpinCo will assume Parent's obligations to furnish Forms W-2 to all Transferred Individuals for the year in which the Distribution Date occurs. Parent will provide to SpinCo the information not available to SpinCo relating to periods ending on the Distribution Date necessary for SpinCo to prepare and distribute Forms W-2 to Transferred Individuals for the year in which the Distribution Date occurs, which will include all remuneration earned by Transferred Individuals before the Distribution Date and Forms W-4 provided to Parent by Transferred Individuals to the extent that SpinCo is not already in possession of such information. SpinCo shall prepare and distribute such forms. To the extent permitted by applicable law, in particular Code Sections 3121(a)(1) and 3306(b)(1), SpinCo shall be deemed a successor employer to Parent with respect to Transferred Individuals for purposes of calculating the annual wage limitation to which state and federal payroll taxes apply.

                SECTION 7.16 Confidentiality. Except as required by applicable law, for the purpose of satisfying any obligation under this Agreement or with the consent of the other party, neither Parent nor SpinCo shall disclose to any Person (other than members of the Parent Group or the SpinCo Group) any information (including, but not limited to, information regarding fees, expenses, assets, Liabilities and Plan terms) relating to the Parent Plans, SpinCo Plans or Transferred Individuals. Each of Parent and SpinCo shall be permitted to disclose such information within the Parent Group and SpinCo Group only to the extent reasonably necessary in the ordinary course of business.

                SECTION 7.17 Notices. Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be given in accordance with the provisions for giving notice under the Distribution Agreement.

                SECTION 7.18 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Appendices hereto) and not to any particular provision of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive.

                SECTION 7.19 Severability. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

                SECTION 7.20 Governing Law/Execution. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Florida without regard to the conflicts of law rules of such state, may not be assigned by either party without the prior written consent of the other, and shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assignees. This Agreement may not be amended or supplemented except by an agreement in writing signed by Parent and SpinCo. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same Agreement.

                SECTION 7.21 Amendments to Plans. To the extent not otherwise described in this Agreement, each of Parent and SpinCo shall have the authority to take all action necessary to cause any Plans to be amended in order to effect the provisions of this Agreement, and until such time as formal amendments are adopted to do so, such Plans shall be deemed amended as of the Distribution Date in order to effect the provisions contained in this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have caused this Employee Benefits Agreement to be duly executed as of the day and year first above written.



                        F.N.B. CORPORATION



                        By: /s/ Stephen J. Gurgovits
                            -------------------------------------------------
                            Name:  Stephen J. Gurgovits
                            Title: Vice Chairman



                        FIRST NATIONAL BANKSHARES OF FLORIDA,
                        INC.



                        By: /s/ Gary L. Tice
                            -------------------------------------------------
                            Name: Gary L. Tice
                            Title:  Chairman and Chief Executive Officer

              APPENDIX A SPINCO STAND-ALONE PLANS AND MIRROR PLANS


STAND-ALONE PLANS/AGREEMENTS TO BE ASSUMED BY SPINCO (WITH APPROPRIATE NAME CHANGES)

          F.N.B. Corporation Salary Savings Plan
          Roger Bouchard Insurance, Inc. 401(k) Profit Sharing and Trust Plan F.N.B. Corporation Section 125 Flexible Benefits Plan
          F.N.B. Corporation Employee Dental Plan


PARENT PLANS FOR WHICH SPINCO MIRROR PLANS WILL BE ESTABLISHED

     Deferred Compensation Plans

          F.N.B. Corporation Basic Retirement Plan
          F.N.B. Corporation Deferred Compensation Plan
          F.N.B. Corporation Excess Profit Sharing and Lost Match Plan F.N.B. Corporation Directors' Compensation Plan

     Health and Welfare Plans

          F.N.B. Corporation Employee Assistance Program
          F.N.B. Corporation Long-Term Disability, Life and AD&D Insurance Plan F.N.B. Corporation Termination Pay Plan

     Incentive Plans

          F.N.B. Corporation 2001 Incentive Plan
          F.N.B. Corporation 1998 Directors' Stock Option Plan

                                   APPENDIX B



Employment Agreements

Martha Bibby
C.C. Coghill
Tracy Coghill
James L. Goehler
George D. Hagi
Kevin C. Hale
Carmen M. Odle (Danner)
Donald C. Rogers
Gary L. Tice
Terry R. Walston
Thomas B. Hebble
Garrett Richter
David Straz
Charles C. Grau
Kathleen E. Meli
Michael H. Morris
Jack R. Kuhn

                                   APPENDIX C


Transferred Individuals who are employed by Parent as of the Distribution Date and will be employed by SpinCo following the Distribution Date.


Carmen Danner
Colleen M. Craft
Mary Ann Crabtree
Karen Toro
C.C. Coghill
Gary L. Tice
Lura Holtkamp
Suzanne L. Orschell
Thomas B. Hebble
Kevin C. Hale
Kathleen Elaine Fleming
Susan Grose
George Franklin Hannah Jr.
Martha Bibby
Kenneth C. Mitchell
Joseph M. Sustersic
Dana Pinnix
Linda M. Becker
Kim Lasanta
Laurence M. Rouse
George D. Hagi
Clay W. Cone
Nancy Moss
Tracy L. Coghill
David J. Sweeney
Matthew Elsey
Flor Higa
Sara Busch
Ellen Vanderburg
Terry R. Walston
Joyce A. Kimble
David A. Casado
Susan Pogany
Kevin Chapman
Tara Mclaughlin
Tangela R. Burns
Philip Nemni
Laura A. Witty
Robert T. Reichert
Lisa Frechette
Brenda S. Eberline
Jana L. Geiger
Barbara Pollak
Maralee A. Murphy
Martha L. Mcfadden
Sherry Gleason
Erin B. Anderson
Kathleen M Schmidt
Julia L. Achille
Douglas Tice
Veronica Viamonte
Frances L. Siebert
Loriann Beall
William Focht


The following persons who were employed by Parent prior to the Distribution Date and will not be employed by either Parent or SpinCo following the Distribution Date shall not be deemed to be Transferred Individuals for purposes of this Agreement; provided, however, that any Liabilities arising as a result of any Action or threatened Action by any of the following persons relating to the termination of such person's employment with Parent prior to the Distribution Date shall be deemed "Shared Liabilities" as set forth on Schedule 1.1(eee) to the Distribution Agreement and shall be treated in accordance with the terms of that agreement.


Cass Bettinger
Alice Jean Case
Thomas E. Fahey
Myron Harvey
Donna Senica
William Rundorff


John Waters
Jean Morocco
Carol Koch
Sandra Barone
Dorothy Whitney
Scott Hartle


                                       C-1